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(HECLA MINING COMPANY LOGO)

                                                                       EXHIBIT B

                                  NEWS RELEASE




                  HECLA TO PROCEED WITH LUCKY FRIDAY EXPANSION
                     For Release:  Tuesday, August 2, 1994


             COEUR D'ALENE, Idaho -- Hecla Mining Company (HL & HL-B: NYSE) today announced that it will proceed with a phased development of the Gold Hunter deposit at the company's Lucky Friday mine near Mullan, Idaho. The silver-rich deposit is located to the north of the current Lucky Friday workings, more than a mile underground. The new ore was discovered in 1991 when an underground exploration program intercepted the downward extension of the old Gold Hunter mine.

             In 1993, Hecla did a test mining project in the new ore zone and completed a feasibility study to assess economic viability. The feasibility study indicated that bringing the Gold Hunter into production could reduce overall mining costs and more than double the silver output of the Lucky Friday. Art Brown, chairman, president and CEO of Hecla said, "If expectations are met, the Lucky Friday mine could add up to 3 million ounces of additional silver production per year, returning the mine to historic production levels in the range of 5 million ounces annually."

             The Gold Hunter area, which is accessed from the company's existing Lucky Friday facility, potentially contains 2-3 million tons of mineralization grading 14 ounces per ton silver, 4.7 percent lead and 1.3 percent zinc. Brown said that additional drilling is required to better define this mineralization and bring it into the minable resource category.

             Phase I of the project, which will begin immediately, includes the addition of 20 employees and a $4.7 million budget to drive 6,000 feet of tunnel on the 4900 level of the Lucky Friday mine. The tunnel will access the Gold Hunter deposit at depth and provide a platform for 22,000 feet of diamond drilling to delineate the ore body. Phase I will be completed in the fourth quarter of 1995. The Company will then make a decision whether to bring the ore body into production. Brown said the new deposit could be efficiently mined and processed using Hecla's existing facilities, providing a reduction in overall costs of production at the Lucky Friday mine. If the Gold Hunter is ultimately brought into production, Brown said the work force could expand to approximately 200 employees by 1997. Total cost of the three-year project is estimated to be in the $18 million range.

             The Gold Hunter mine was first discovered in 1882 and was mined between 1903 and 1947. The property is controlled by Hecla under a long-term operating agreement with Independence Lead Mines Company, Wallace, Idaho, and Abot Mining Company, Coeur d'Alene, Idaho. With its combined interests, Hecla is entitled to a 79.08 percent interest in the net profits from the property. Hecla will be obligated to pay a royalty of 18.52 percent of defined net profits to Independence Lead Mines Company and 2.4 percent to Abot Mining Company after Hecla has recouped its costs to explore and develop the property.

                                     (more)





   6500 Mineral Drive # Coeur d'Alene, Idaho 83814-8788 # 208/769-4100 # FAX
                                 208/769-4159

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                                                              EXHIBIT B (CONT'D)

             Hecla is a 103-year-old mining company with operations principally in the United States and Mexico. The company is a well-known silver producer with a growing gold profile and a major supplier of ball clay, kaolin and feldspar. The common and preferred shares of Hecla are traded on the New York Stock Exchange under the symbols HL and HL-B, respectively.

                                      -HL-

    Contact:  W. Bill Booth, vice president - investor and public affairs,
                                 208/769-4126
       Mike Callahan, investor and public affairs assistant, 208/769-4102





   6500 Mineral Drive # Coeur d'Alene, Idaho 83814-8788 # 208/769-4100 # FAX
                                 208/769-4159